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                                                                    Exhibit 99.2

              AMRESCO CAPITAL TRUST ANNOUNCES TERMINATION OF MERGER
                               AGREEMENT WITH ICH

         DALLAS, January 4, 2000-- AMRESCO Capital Trust (Nasdaq: AMCT) announced today that it has mutually agreed with Impac Commercial Holdings, Inc. (AMEX: ICH) to terminate the merger agreement between the two companies. "Prevailing market conditions have made the merger less attractive to both parties and the future benefits were expected to take longer to materialize," said Robert L. Adair III, Chairman and CEO. "Going forward, AMCT will analyze other strategic alternatives to enhance shareholder value, including continuing to operate as a going concern, merging or combining with other entities, winding down the company's operations through the normal payoff of its assets and selling the company or its assets."

         AMRESCO Capital Trust specializes in providing senior and subordinated structured financing to real estate owners and developers. The company is managed by a subsidiary of AMRESCO, INC. (Nasdaq: AMMB) a Dallas-based diversified financial services company. For more information about AMRESCO Capital Trust, please visit the web site at www.amrescoct.com.

         Note: Certain statements contained in this press release are not based on historical facts. These statements are forward-looking statements that are based on current expectations that involve a number of risks and uncertainties. Consequently, actual results achieved may differ materially from what is presented. For a discussion of such risks and uncertainties, see "Risk Factors" in the reports that the company files with the Securities and Exchange Commission, including the company's registration statement.

         CONTACT: Jon Pettee of AMRESCO Capital Trust, 214-953-7942, or email, investor@ amresco.com.